EXHIBIT 23(1)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
RARE Hospitality International, Inc.
We consent to incorporation by reference in the registration statements No. 333-30046, No. 333-65485, No. 333-11983, No. 333-11963, No. 333-11969, No. 333-11977, No. 333-97711; No. 333-49674 and No. 333-116316 on Form S-8 and in the registration statement No. 333-54150 on form S-3 of RARE Hospitality International, Inc. of our report dated March 1, 2007, with respect to the consolidated balance sheets of RARE Hospitality International, Inc. and subsidiaries (RARE) as of December 31, 2006 and December 25, 2005, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of RARE Hospitality International, Inc.
Our report dated March 1, 2007 contains an explanatory paragraph that states that RARE changed its method of accounting for share-based payments and changed its method of quantifying errors.
KPMG LLP
Atlanta, Georgia
March 1, 2007